UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2018

UNITED CONTINENTAL HOLDINGS, INC.

UNITED AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware Delaware	001-06033 001-10323	36-2675207 74-2099724
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

233 S. Wacker Drive, Chicago, IL	60606
233 S. Wacker Drive, Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

(872) 825-4000

(872) 825-4000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01              Other Events.

On November 29, 2018, United Airlines, Inc. (“United”), a wholly-owned subsidiary of United Continental Holdings, Inc., entered into a revenue-sharing joint business agreement with Aerovías del Continente Americano S.A. (“Avianca”), Compañía Panameña de Aviación, S.A. (“Copa”) and several of their respective affiliates.  This long-term revenue sharing arrangement among United, Avianca and Copa covers routes between the United States and Central and South America (excluding Brazil), and is similar to United’s three existing revenue-sharing joint business agreements.  The arrangement is subject to regulatory approval in the United States and several jurisdictions in Central and South America.

Also on November 29, 2018, United, as lender, entered into a Term Loan Agreement (the “Loan Agreement”) with affiliates of Synergy Aerospace Corporation (“Synergy”), as borrower and guarantor, respectively, and, pursuant to the Loan Agreement, on November 30, 2018, United provided a $456 million term loan to Synergy, secured by a pledge of borrower’s equity, as well as Synergy’s 516 million shares of common stock of Avianca Holdings S.A. (“AVH”), the parent company of Avianca (equivalent to 64.5 million American Depositary Receipts (“ADRs”), the class of AVH securities that trades on the New York Stock Exchange (“NYSE”)). Pursuant to the Loan Agreement, the loan is due and payable in five annual installments beginning on November 30, 2021, to be repaid in full on November 30, 2025 (a portion of which is subject to extension in limited circumstances). Subject to the satisfaction of collateral coverage thresholds, minimum share price levels and certain other conditions, Synergy may repay United in shares of AVH common stock, at market value, in an amount up to 25 percent of any principal installment, or with cash from the sale of Synergy’s shares of AVH stock. The loan bears interest at an annual rate of 3 percent per annum, payable quarterly in arrears. United also obtained an option to acquire, on a gross or net basis and at a fixed price, up to 77.4 million shares of AVH common stock from Synergy, and agreed with Synergy to share in any increase in value of the remaining 438.6 million shares of Synergy’s AVH common stock within certain price ranges. Until the third anniversary of funding, Synergy has the option to capitalize interest that would have been due, adding it to the outstanding principal balance of the loan. Pursuant to the Loan Agreement, Synergy has agreed to certain financial and non-financial covenants, as well as customary events of default.

In connection with funding the Loan Agreement, on November 29, 2018, United also entered into an agreement with AVH’s significant minority shareholder, Kingsland Holdings Limited (“Kingsland”), pursuant to which, in return for Kingsland’s pledge of its 144.8 million shares of AVH common stock (equivalent to 18.1 million ADRs) and its consent to Synergy’s pledge of its AVH common stock to United under the Loan Agreement, United (1) granted to Kingsland the right to put its shares of AVH common stock to United at market price on the fifth anniversary of the Loan Agreement, and (2) guaranteed Synergy’s obligation to pay Kingsland (which amount, if paid by United, will increase United’s secured loan to Synergy by such amount) if the market price of AVH common stock on the fifth anniversary is less than $12 per ADR on the NYSE, for an aggregate maximum possible combined put payment and guarantee amount on the fifth anniversary of $217.2 million. United also agreed with Kingsland to share in any increase in value of AVH common stock within certain price ranges.

Item 9.01              Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release issued by United Continental Holdings, Inc. dated November 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED CONTINENTAL HOLDINGS, INC. UNITED AIRLINES, INC.

By:	/s/ Chris Kenny
Name:	Chris Kenny
Title:	Vice President and Controller

Date: November 30, 2018